UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 7, 2007
Date of Report (Date of earliest event reported)

SILICA RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52169	71-0990401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1410 Parkway Boulevard, Suite 37B3 Coquitlam, British Columbia, Canada	V3B 3K9
(Address of principal executive offices)	(Zip Code)

(604) 715-0887
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01          Other events

With a record date of August 7, 2007 (the "Record Date") and a distribution date of August 8, 2007, the Board of Directors (the "Board") of Silica Resources Corporation (the "Company") unanimously resolved, in accordance with Section 78.207 of the Nevada Revised Statutes: Chapter 78, as amended, to complete an increase in the number of shares of the Company's authorized share capital and correspondingly increase the number of its issued and outstanding common shares, in each case on a twenty (20) new shares for one (1) old share basis (the "Increase in Authorized Share Capital/Forward Stock Split").

The Increase in Authorized Share Capital/Forward Stock Split was implemented taking into account the Company's authorized share capital and number of issued and outstanding shares of common stock as of the Record Date. As such, the Company's authorized share capital was increased from 100,000,000 common shares to 2,000,000,000 common shares, and the Company's issued and outstanding common stock was increased from 4,966,000 common shares to 99,320,000 common shares. The par value of the Company's common shares, which is $0.001 per common share, has not changed.

Shareholders should retain their existing share certificates and not return their share certificates to the Company's transfer agent. Share certificates representing the Forward Stock Split will be mailed out to registered shareholders as of the Record Date.

The Company is ascribing no monetary value to Increase in Authorized Share Capital/Forward Stock Split. Accordingly, there should be no tax payable by Canadian or U.S. shareholders as a result of the Increase in Authorized Share Capital/Forward Stock Split. Shareholders are advised to contact their own tax advisors for further information.

Investors are cautioned that trading in the securities of the Company should be considered highly speculative. No exchange, over-the-counter market or regulatory authority has in any way passed upon the merits of the Increase in Authorized Share Capital/Forward Stock Split or has either approved or disapproved the contents of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SILICA RESOURCES CORPORATION
DATE: August 8, 2007.	By: /s/ Jamie Oei _______________________________________ Name: Jamie Oei Title: President, Chief Executive Officer, Principal Executive Officer and a director

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